EXHIBIT 5.1

October 11, 2016
CLS Holdings USA, Inc.
1435 Yarmouth Street
Boulder, Colorado  80304
Re:        CLS Holdings USA, Inc.
Amendment No.3. to Registration Statement on Form S-1 (File No. 333-210851)

Ladies and Gentlemen:

We have acted as counsel to CLS Holdings USA, Inc., a Nevada corporation (the "Company"), in connection with its Registration Statement on Form S-1 as filed on April 21, 2016, file number 333-210851, as amended (the “Registration Statement”), with the U.S. Securities and Exchange Commission (the "Commission").  The Registration Statement relates to the registration by the Company for resale by the selling stockholder listed in the prospectus included as part of the Registration Statement (the "Selling Stockholder") of up to 2,033,336 shares (the “Equity Line Shares”) of the Company’s common stock, par value $0.0001 per share (the "Common Stock") that may be issued to the Selling Stockholder during the 24-month term of that certain Equity Purchase Agreement between the Company and the Selling Stockholder dated April 18, 2016, as amended (the "Equity Purchase Agreement").

We have examined originals or copies, certified or otherwise identified to our satisfaction of the following documents (together, the “Documents”): (i) the Registration Statement; (ii) the Equity Purchase Agreement; (iii) the Company’s Amended and Restated Articles of Incorporation; (iv) the Company’s Amended and Restated Bylaws; (v) a copy of a written consent of the Board of Directors of the Company effective on March 18, 2016; and (vi) Certification of Officer issued from Jeffrey Binder, the President and CEO of the Company.  We have also examined such corporate documents and records of the Company and other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.  In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures, and the legal competence or capacity of persons or entities to execute and deliver such documents.  As to various questions of fact which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others, and have made no independent investigation, but have assumed that any representation, warranty or statement of fact or law, other than as to the general corporation laws of Nevada, made in any of the Documents is true, accurate and complete.

Based upon and subject to the foregoing, it is our opinion that upon receipt of the purchase price in accordance with the terms of the Equity Purchase Agreement, and when certificates for the Equity Line Shares have been duly executed and countersigned and delivered in accordance with the terms of the Equity Purchase Agreement, the Equity Line Shares will be duly and validly issued, fully paid and non-assessable.

We qualify our opinion to the extent that we express no opinion as to any law other than Nevada general corporation law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Nevada.  This opinion is based on Nevada general corporate law, including the statutory provisions, all applicable provisions of the Nevada constitution and reported judicial decisions interpreting those laws and speaks only as of the date hereof.

Very truly yours,
BROWN BROWN & PREMSRIRUT

/s/ Puoy Premsrirut
Puoy Premsrirut, Esq.

CONSENT

I HEREBY CONSENT to the use of my opinion in connection with Amendment No. 3 to the Form S-1 Registration Statement (File No. 333-210851) filed with the Securities and Exchange Commission and to each reference to us under the headings “Legal Matters” in the Prospectus, as counsel for the registrant, CLS Holdings USA, Inc.

Very truly yours,

BROWN BROWN & PREMSRIRUT

/s/ Puoy Premsrirut
Puoy Premsrirut, Esq.